UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2011

THESTREET, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR
NEW YORK, NEW YORK 10005
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2011, TheStreet, Inc. (the “Company”) and Daryl Otte, the Company’s Chief Executive Officer, entered into an agreement (the “Agreement”) pursuant to which Mr. Otte shall resign from his positions with the Company and its subsidiaries (including as a director of the Company and any of its subsidiaries) after a transition period ending March 31, 2012 or such earlier date as the Company might specify (the “Separation Date”).  Pursuant to the agreement, Mr. Otte will continue to provide his full-time services to the Company and receive a base salary at his current rate of $450,000 per annum through March 31, 2012 (or if earlier, the Separation Date, if his employment were terminated by the Company for cause, as defined in the Agreement).  Within thirty days of the Separation Date, Mr. Otte shall receive a lump sum payment of $900,000, provided he delivers to the Company, and does not timely revoke, his signature on a form of release as provided in the Change of Control and Severance Agreement between the parties dated as of June 9, 2009, as amended (the “Severance Agreement”), which payment shall be in lieu of any payment that otherwise would be due to Mr. Otte pursuant to Section 1 of the Severance Agreement.  In addition, the Company shall pay on Mr. Otte’s behalf for a period of twelve months following the Separation Date the full costs of premiums for continuation of benefits that he is eligible under COBRA to elect to, and does elect to, continue.  In addition, on the Separation Date, 520,000 restricted stock units (RSUs) that currently are unvested under the RSU agreement between the parties dated as of June 9, 2009 shall immediately become vested on the Separation Date.  Also, provided that Mr. Otte’s employment is not terminated by the Company for cause (as defined in the Agreement), 12,500 RSUs and 45,000 stock options that currently are unvested or unexercisable under the respective RSU and option agreements each dated as of March 28, 2011 between the parties (collectively “2011 Grants”), shall become vested or exercisable on the Separation Date.  The remaining 37,500 RSUs and 135,000 stock options subject of the 2011 Grants shall be suspended and be forfeited and expire on July 1, 2012 unless the Company, after the date of the Agreement and prior to July 1, 2012, enters into or receives a definitive agreement, tender offer or letter of intent respecting a potential Change of Control (as defined in the Company’s 2007 Performance Incentive Plan), in which event such RSUs and stock options will become vested and exercisable if the Company, by December 31, 2012, consummates a Change of Control as contemplated by such definitive agreement, tender offer or letter of intent, or otherwise shall be forfeited and expire on January 1, 2013.  The Agreement provides that the Company shall pay Mr. Otte a bonus for 2011 pursuant to the Company’s Short Term Cash Incentive Program adopted by the Company in February 2011 (the “2011 Incentive Program”), at a time and in a manner consistent with the payments made to the Company’s other named executive officers under the 2011 Incentive Program, provided that the bonus amount shall not be less than the amount determined solely with reference to certain financial metrics set forth in the 2011 Incentive Program.  In addition, within ninety days of the Separation Date, the Company shall determine the amount Mr. Otte will receive as a bonus with respect to 2012, which shall not be less than one-twelfth of the bonus paid with respect to 2011.  Except as expressly modified by the Agreement, the other agreements between the parties remain unmodified and in full force and effect, including without limitation provisions thereof related to post-employment covenants.

Item 8.01  Other Events

On December 21, 2011, the Company issued a press release in the form attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release dated December 21, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: December 21, 2011
By: /s/ Gregory Barton
Gregory Barton
Executive Vice President, Business
and Legal Affairs, General Counsel
& Secretary